Exhibit 5


                             HOGAN & HARTSON L.L.P.
                           555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004




                               September 29, 1999


Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut  06702

Ladies and Gentlemen:

          We are acting as special counsel to Webster Financial Corporation, a Delaware corporation ("Webster"), in connection with its registration statement on Form S-4 (the "Registration Statement"), filed on the date hereof with the Securities and Exchange Commission relating to the proposed offering of up to 8,054,374 shares of Webster's common stock, par value $.01 per share, all of which shares (the "Shares") are to be issued by Webster in accordance with the terms of the Agreement and Plan of Merger, dated as of June 29, 1999, by and between Webster and New England Community Bancorp, Inc. (the "Agreement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.        An executed copy of the Registration Statement.

          2.        An executed copy of the Agreement.

          3. The Restated Certificate of Incorporation of Webster, with amendments thereto, as certified by the Secretary of Webster Financial on the date hereof as then being complete, accurate and in effect.

          4. The Bylaws of Webster, with amendments thereto, as certified by the Secretary of Webster on the date hereof as then being complete, accurate and in effect.

          5. Resolutions of the Board of Directors of Webster adopted at a meeting held on June 24, 1999, as certified by the Secretary of Webster on the date hereof as then being complete, accurate and in effect, relating to, among other things, the issuance of the Shares and arrangements in connection therewith.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).

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This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on Delaware corporate law. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Agreement, and (iii) receipt by Webster of the consideration for the Shares specified in the Agreement and resolutions of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                       Very truly yours,


                                       HOGAN & HARTSON L.L.P.